EXHIBIT 99.1
[PREMIUM STANDARD FARMS, INC. LOGO]

Premium Standard Farms, Inc.
805 Pennsylvania Avenue, Suite 200
Kansas City, Missouri 64105
PREMIUM STANDARD FARMS, INC. ANNOUNCES
$20 MILLION SHARE REPURCHASE PROGRAM

Investor contact:
Steve Lightstone, CFO
Phone: 816-472-7675
KANSAS CITY, MO, August 10, 2006 — Premium Standard Farms, Inc. (Nasdaq: PORK), a leading vertically integrated provider of pork products, announced today that its Board of Directors has authorized the repurchase of up to $20 million of the company’s common stock. This program is in addition to Premium Standard Farms’ practice of paying quarterly dividends.
Under the new program, stock repurchases may be made through open market repurchases, block trades or in private transactions at such times and in such amounts as the company deems appropriate, based on a variety of factors including price and market conditions.
About Premium Standard Farms, Inc.
PSF is one of the largest vertically integrated providers of pork products in the United States, producing consistent, high quality pork products for the retail, wholesale, foodservice, export, and further processor markets. PSF is the nation’s second largest pork producer and sixth largest pork processor, with approximately 4,300 employees working at farms and processing facilities in Missouri, North Carolina, and Texas.
This news release contains “forward-looking statements” within the meaning of the federal securities laws. Naturally, all forward-looking statements involve risk and uncertainty and actual results or events could be materially different. Although we believe that our expectations are based on reasonable assumptions, we can give no assurance that our goals will be achieved. Important factors that could cause actual results to differ include: economic conditions generally and in our principal markets; competitive practices and consolidation in the pork production and processing industries; the impact of current and future laws, government regulations and fiscal policies affecting our industry and operations, including environmental laws and regulations, trade embargoes and tariffs; domestic and international transportation disruptions; food safety; the availability of additional capital to fund future commitments and expansion and the cost and terms of financing; the extent to which we are able to manage animal health issues; feed ingredient costs; fluctuations in live hog and wholesale pork prices; customer demands and preferences; and the occurrence of natural disasters and other occurrences beyond our control. In light of these risks, uncertainties and assumptions, the forward-looking events discussed might not occur.